Exhibit 99.1

eMerge Expands Food Safety Technology To Aid In Detection Of Central Nervous Tissue

In Order To Help Processors Comply With New BSE Regulations

•	eMerge launches formal development program to expand VerifEYE technology for use in detection of spinal tissue in meat processing industry

•	Preliminary tests reveal technology can detect spinal tissue, identified in the transmission of BSE or “Mad Cow Disease”

•	Initial commercial product testing expected in mid-2004

SEBASTIAN, Fla., February 12, 2004 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company providing individual-animal tracking, food-safety and animal information solutions to the beef production industry, today announced that preliminary tests demonstrate that its VerifEYE™based technology is successful in the detection of spinal tissue for use in the identification and removal of certain Specified Risk Materials (hazardous materials thought to be responsible for the transmission of Bovine Spongiform Encephalopathy (BSE), also known as “mad cow” disease).

“Preliminary tests over the last three months are encouraging, and we are currently in the process of developing a prototype for commercial trials in mid-2004,” stated David C. Warren, eMerge’s President and Chief Executive Officer. “Over the next several months, eMerge plans to define market and technical requirements to modify our existing VerifEYE CIS and Solo™ technology for use in detecting spinal and a number of specified risk material tissues within meat processing plants.”

Timely Solution to New Rules

On January 8, 2004 the U.S. Department of Agriculture’s Food Safety and Inspection Service issued new rules to implement announcements made the previous week by Agriculture Secretary Ann M. Veneman to further enhance safeguards against Bovine Spongiform Encephalopathy (BSE).

On Dec. 30, 2003, Secretary Veneman announced a number of policies that will further strengthen protections against BSE, including the immediate banning of non-ambulatory (downer) animals from the human food supply. Rules to address the remaining issues are on display at the Federal Register today and are the result of many months of development. These policies involve: requiring additional process controls for establishments using advanced meat recovery (AMR) systems; holding meat from cattle that have been tested for BSE until the test results are received and proven negative; and prohibiting the air-injection stunning of cattle.

The new interim USDA rules (http://www.fsis.usda.gov/OA/news/2004/bseregs.htm), which specifically relate to the identification and removal of Specified Risk Material, expand prohibited materials to include dorsal root ganglia, clusters of nerve cells connected to the spinal cord along the vertebral column, in addition to spinal cord tissue, all of which may benefit from enhanced visual inspection methods.

“At a time when meat processors are being faced with increased regulations in their business, we feel that eMerge has the optical inspection technology to automate their inspection processes and help them address these new interim requirements,” continued Mr. Warren. “Interest in developing a tool to detect spinal tissue resulted from discussions within the industry, and is consistent with several other new food-safety product ideas that we are currently developing.”

As previously announced, eMerge’s additional products in its R&D pipeline include variations of its current VerifEYE technology products for use in the pork processing industry, as well as a device for scanning the hands of workers in healthcare and foodservice industries to ensure worker hygiene.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company providing individual-animal tracking, food-safety and animal information solutions to the beef production industry. The Company’s individual animal-tracking technologies include CattleLog™, an exclusive USDA Process Verified Program providing data-collection and reporting that enables beef-verification and branding. The Company’s food-safety technologies include VerifEYE™ CIS, a carcass meat-inspection system, and VerifEYE™ Solo, a lightweight and portable machine-vision system. The VerifEYE™ technology instantly detects microscopic traces of organic contamination that might harbor bacteria such as E. coli O157:H7 and Salmonella and is patented by scientists at Iowa State University and the Agricultural Research Service of the USDA for which eMerge Interactive holds exclusive rights to its commercialization.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.